EXHIBIT 4.5(b)

                                                     CONFORMED COPY

                     Dated 11th December, 2001



                    DENTSPLY INTERNATIONAL INC.





          Euro350,000,000 5.75 per cent. Notes due 2006








                ----------------------------------

                      SUBSCRIPTION AGREEMENT

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                           ALLEN & OVERY
                              London


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                                                    London, England
                                                11th December, 2001

To:   Credit Suisse First Boston (Europe) Limited
      UBS AG, acting through its business group UBS Warburg
      ABN AMRO Bank N.V.
      First Union Securities, Inc.; and
      Tokyo-Mitsubishi International plc

      (the "Managers")

c/o   Credit Suisse First Boston (Europe) Limited ("CSFB")
      One Cabot Square
      London E14 4QJ


Dear Sirs,

DENTSPLY  International  Inc.,  incorporated  under the laws of the
State of Delaware (the "Issuer"), proposes to issue Euro350,000,000 5.75 per cent. Notes due 2006 (the "Notes", which expression shall, where the context so admits, include the Global Notes referred to in paragraph 6 below). The Notes will be in bearer form in the denominations of Euro1,000, Euro10,000 and Euro100,000, each with coupons attached. The terms of the Notes are set out in the Preliminary Offering Circular and the Offering Circular referred to below.

The Notes will be issued pursuant to and have the benefit of a fiscal agency agreement expected to be dated 13th December, 2001 (the "Agency Agreement") between the Issuer and Citibank, N.A. as fiscal and principal paying agent (the "Fiscal Agent").

The Issuer wishes to record the arrangements agreed between it and the Managers for the issue and subscription of the Notes as follows:

1.    Subscription of the Notes

1.1 The Issuer agrees to issue the Notes and the Managers jointly and severally agree with the Issuer to subscribe and pay for the Notes on the Closing Date (as defined in paragraph 6 below) at their issue price of 99.746 per cent. of the principal amount of the Notes less a selling concession of 0.20 per cent. of the principal amount of the Notes (the "Selling Price").

1.2   The Issuer confirms that:

      (a) it has prepared a preliminary offering circular dated 20th November, 2001 (the "Preliminary Offering Circular") and an offering circular dated 11th December, 2001 (the "Offering Circular") and authorises the Managers to distribute copies of the Preliminary Offering Circular and the Offering Circular in connection with the offering and sale of the Notes; and


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      (b)  it approves the arrangements  agreed by it with CSFB and made on its behalf by CSFB,  on behalf of the  Managers,
           for   announcements  in  respect  of  the  Notes  to  be
           published on such dates and in such newspapers or other publications as it may agree with CSFB and that, once the issue price of the Notes has been made public, it will not publish any press announcement or other public
           announcement   referring  to  the  issue  of  the  Notes
           without adequately disclosing that stabilisation may take place.

1.3 In connection with the issue and sale of the Notes each of the Managers represents that it has observed and undertakes that it will observe the restrictions on the offering of Notes and distribution of documents relating to the Notes set forth in paragraph 9 below.

1.4   CSFB  (on  behalf  of  the  Managers)   may,  to  the  extent
      permitted by applicable laws, over-allot and effect transactions in any over-the-counter market or otherwise, in connection with the distribution of the Notes, with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail but, in doing so, CSFB shall act as principal and not as agent of the Issuer and any loss resulting from over-allotment or stabilisation shall be borne, and any profit arising therefrom shall be beneficially retained, by CSFB. Nothing contained in this paragraph 1.4 shall be construed so as to require the Issuer to issue in excess of Euro350,000,000 principal amount of the Notes.

2.    Representations and Warranties

2.1 The Issuer represents, warrants and agrees to and with the Managers that:

      (a) each of the Issuer and its Material Subsidiaries (as defined in the Conditions of the Notes but on the basis that each of Degussa Dental GmbH Co. KG and DH Zweite Vermogensverwaltungs GmbH are Material Subsidiaries for the purposes of this Agreement and, for the avoidance of doubt, became members of the Group (as defined below) on 2nd October, 2001) is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation, is not in liquidation or receivership and has full power and authority to conduct its business as described in the Preliminary Offering Circular and the Offering Circular and is lawfully qualified to do business in those jurisdictions in which business is conducted by it so as to require such qualification except where failure to be so qualified would not have a material adverse effect on the Issuer and its subsidiaries taken as a whole (the "Group") and the Issuer is able lawfully to execute and perform its obligations under the Notes, this Agreement and the Agency Agreement;

      (b) this Agreement has been duly authorised, executed and delivered by the Issuer and constitutes, the Agency Agreement has been duly authorised by the Issuer and on the Closing Date will constitute, valid and legally binding obligations of the Issuer;

      (c) the issue of the Notes has been duly authorised by the Issuer and the Notes, when duly executed, authenticated, issued and delivered in accordance with the Agency Agreement and this Agreement, will constitute valid and legally binding obligations of the Issuer;


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      (d)  save as  referred  to in  this  Agreement,  no  consent,
           approval,   authorisation,    order,   registration   or
           qualification of or with any court or governmental agency or body is required for the execution and delivery of this Agreement and the Agency Agreement by the Issuer, and the issue and distribution of the Notes
           or   the   consummation   of  the   other   transactions
           contemplated by this Agreement, the Agency Agreement or the Notes;

      (e) the execution and delivery of this Agreement and the Agency Agreement, the issue or distribution of the Notes, the consummation of the transactions herein and therein contemplated and compliance with the terms hereof and thereof (i) do not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the certificate of incorporation or bylaws (each as amended to the date of this Agreement) of the Issuer, or any indenture, trust deed, mortgage or other agreement or instrument to which the Issuer is a party or by which it or any of its properties are bound except where such conflict, breach or default would not reasonably be expected to have a material adverse effect on the Group; and (ii) do not infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over the Issuer or infringe the rules of any stock exchange on which securities of the Issuer are listed;

      (f) the Offering Circular contains all information required by section 80 of the Financial Services and Markets Act 2000 (the "FSMA") and otherwise complies with the listing rules made under section 84 of the FSMA and all other relevant statutes and governmental regulations of the United Kingdom;

      (g) all statements of fact contained in the Preliminary Offering Circular were at the date thereof and all statements of fact contained in the Offering Circular are true and accurate in all material respects and not misleading in any material respect and all statements of opinion, intention or expectation contained therein were or are truly and honestly held and were or have been made after due and careful consideration of all relevant circumstances and were or are based on assumptions which the Issuer believes to be reasonable, and there is no fact or matter omitted from the Preliminary Offering Circular or the Offering Circular
           (i) the omission of which, in the context of the issue of the Notes, made or makes any statement therein misleading in any material respect or (ii) was or is, in the context of the issue of the Notes, material for disclosure therein;

      (h) the consolidated financial statements of the Issuer appearing on pages F-3 to F-49 (inclusive) in the Preliminary Offering Circular and on pages F-3 to F-49 (inclusive) in the Offering Circular were prepared in accordance with United States generally accepted accounting principles consistently applied (except as may be indicated in the notes to such financial statements and subject as otherwise disclosed in the Preliminary Offering Circular and the Offering Circular) and present fairly the consolidated financial condition of the Issuer as at the dates, and the consolidated results of operations and cash flows of the Issuer for the periods, in respect of which they have been prepared (subject, in the case of interim financial statements, to normal year end adjustments) and, since 31st December, 2000, there has been no change nor, so far as the Issuer is aware, any event reasonably likely to involve a prospective change which is or would reasonably be expected to be materially


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           adverse   to  the   financial   condition,   results  of
           operations or properties of the Issuer or the Group, respectively, which (i) has not been disclosed in the Preliminary Offering Circular and the Offering Circular or (ii) is not reflected in the financial statements and financial information appearing in the Preliminary Offering Circular and the Offering Circular;

      (i) the combined financial statements of Degussa Dental (as defined in note 1 to such combined financial statements) as at and for the year ended 31st December, 2000 and as at and for the six months ended 30th June, 2001 appearing on pages F-51 to F-70 inclusive) in the Preliminary Offering Circular and on pages F-51 to F-70 inclusive) in the Offering Circular were prepared in accordance with United States generally accepted accounting principles consistently applied and present fairly the financial condition of Degussa Dental as at the dates and the results of the operations and cash flows of Degussa Dental for the periods in respect of which they were prepared and, since 30th June, 2001, there has been no change nor, so far as the Issuer is aware, any event reasonably likely to involve a prospective change which is or would reasonably be expected to be materially adverse to the financial condition, results of operations or properties of Degussa Dental, except as disclosed in the Preliminary Offering Circular and the Offering Circular;

      (j) it reasonably believes that the DENTSPLY pro forma financial information appearing on pages F-72 to F-80 (inclusive) in the Preliminary Offering Circular and on pages F-72 to F-80 (inclusive) in the Offering Circular has been prepared on the basis stated therein and accurately presents in all material respects the information it purports to show and that such pro forma financial information is not misleading in any material respect;

      (k) except as disclosed in the Preliminary Offering Circular and the Offering Circular and except where the facts giving rise to any inaccuracy in this warranty would not reasonably be expected to have a material adverse effect on the Group, the Issuer and its subsidiaries (i) have good and marketable title to all real properties and good and marketable title to all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and (ii) hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them;

      (l) the Issuer and its Material Subsidiaries possess such authorities and permits issued by appropriate governmental agencies or bodies as may be necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such authority or permit that, if determined adversely to the Issuer or any of its Material Subsidiaries, would have a material adverse effect on the Group;

      (m) no labour dispute with the employees of the Issuer or any subsidiary exists or, to the knowledge of the Issuer, is imminent that would reasonably be expected to have a material adverse effect on the Group;


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      (n)  no  member  of  the   Group   has  (i)   infringed   any
           trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information
           and   other   intellectual    property    (collectively,
           "intellectual  property  rights")  of any third party or
           (ii) received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights which, in either case if proceedings relating thereto were determined adversely, would have a material adverse effect on the Group;

      (o) except as disclosed in the Preliminary Offering Circular and the Offering Circular, neither the Issuer nor any of its subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "environmental laws"), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would have a material adverse effect on the Group;

      (p) save as disclosed in the Preliminary Offering Circular and in the Offering Circular, there are no pending legal or arbitration proceedings against or affecting the Issuer or any of its subsidiaries or any of their properties, which would have a material adverse effect on the condition (financial or other), prospects, results of operations or general affairs of the Group, or would materially and adversely affect the ability of the Issuer to perform its obligations under the Notes, this Agreement or the Agency Agreement, or which are otherwise material in the context of the issue of the Notes and, to the best of the Issuer's knowledge, no such proceedings are threatened or contemplated;

      (q) no event has occurred which, had the Notes already been issued, would (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) constitute an event described as an "Event of Default" in the Conditions of the Notes in the Preliminary Offering Circular and the Offering Circular;

      (r)  it  has  been   informed   of  the   existence   of  the
           informational guidance on stabilisation published by the U.K. Financial Services Authority;

      (s) neither the Issuer, nor any of its affiliates, nor any person acting on its or their behalf have engaged or will engage in any directed selling efforts (as defined in Regulation S under the United States Securities Act of 1933, as amended (the "Securities Act") with respect to the Notes and it and they have complied and will comply with the offering restrictions requirement of such Regulation;

      (t) upon issue the Notes will constitute direct, unconditional and (subject to the Conditions of the Notes) unsecured obligations of the Issuer and will rank pari passu, without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of the Issuer, present and future, but, in the event of insolvency only to the extent permitted by applicable laws relating to the creditors' rights; and


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      (u)  except with respect to the transactions  contemplated by this Agreement or as described in the Preliminary Offering Circular or the Offering Circular, no action has been taken or is contemplated by the Issuer or any other member of the Group (and the Issuer is not aware of any action having been taken or being contemplated by any other person with respect to the Issuer or any of is subsidiaries) which may result in the Issuer being obliged, under listing requirements or other obligations to its shareholders generally, to make any information which may be material to a subscriber for the Notes available to the public prior to the Closing Date.

2.2   Indemnity

      The commitment of the Managers under this Agreement being made on the basis of the foregoing representations and warranties and with the intention that they shall remain true and accurate in all respects up to and including the Closing Date, the Issuer undertakes to each Manager that if that Manager or any of its directors, officers and/or each person who controls any Manager for the purposes of Section 15 of the Securities Act (each a "Relevant Party" in relation to that Manager) incurs any loss, liability, cost, claim, action, demand or expense (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) (a "Loss") arising out of or in relation to or in connection with any breach or alleged breach of any such representation or warranty, or any other undertaking or obligation of the Issuer contained in this Agreement or any untrue or misleading (or allegedly untrue or misleading) statement in or any omission (or alleged omission) from, the Preliminary Offering Circular, the Offering Circular or any supplement thereto the Issuer shall, subject as provided below, pay to that Manager on determination and demand an amount equal to that Loss.

      Except as required by law, no Manager shall have any duty or obligation, whether fiduciary or trustee to any Relevant Party or otherwise, to recover any such payment or to account to any other person for any amount paid to it under this paragraph 2.2.

      If any proceeding (including a governmental investigation) shall be instituted involving some or all of the Managers or any Relevant Party related to them (together, the "Indemnified Person") in respect of which indemnity may be sought pursuant to this paragraph 2.2, the relevant Manager or Managers shall promptly notify the Issuer in writing and the Issuer shall, unless the relevant Indemnified Person elects to assume the defence itself, assume the defence thereof and appoint lawyers reasonably satisfactory to the relevant Indemnified Person and shall be liable to pay the reasonable fees and expenses of such lawyers related to such proceeding. In any proceeding, any Indemnified Person shall have the right to retain its own lawyers, but the fees and expenses of such lawyers shall be at the expense of such Indemnified Person unless (i) the Issuer and the Indemnified Person shall have mutually agreed to the retention of such lawyers or (ii) the named parties to any such proceeding (including any joined parties) include the Issuer and the Indemnified Person and representation of both parties by the same lawyers would be inappropriate due to actual or potential differing interests between them or (iii) pursuant to the previous sentence the Indemnified Person has elected to assume the defence itself or the Issuer has failed to appoint lawyers reasonably satisfactory to the Indemnified Person. It is understood that the Issuer shall reimburse such reasonable fees and expenses as they are incurred in respect of (i), (ii)


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      and (iii)  above.  The  Issuer  shall  not be liable  for any settlement of any such proceeding effected without its written consent (provided that such consent shall not be unreasonably withheld or delayed), but if settled with such consent (or without such consent in circumstances where such consent shall have been unreasonably withheld or delayed as
      aforesaid)   or  if  there  be  a  final   judgment  for  the
      plaintiff, the Issuer agrees to indemnify the relevant Indemnified Person from and against any loss or liability by reason of such settlement or judgment. The Issuer will not settle any proceeding without the written consent of CSFB (such consent not to be unreasonably withheld).

3.    Covenants of the Issuer

      The Issuer undertakes with the Managers that:

      (a) the Issuer will, on or before the Closing Date, execute the Agency Agreement;

      (b) the Issuer will pay any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties, payable in connection with the creation, issue, offering or sale of the Notes or the execution or delivery of this Agreement and the Agency Agreement (and any value added, turnover or similar tax payable in respect of that amount (and references in this Agreement to such amount shall be deemed to include any such taxes so payable in addition to it)) which are or may be required to be paid under the laws of the United States, the United Kingdom or any political subdivision or taxing authority thereof or therein;

      (c) the Issuer will deliver to CSFB, on behalf of the Managers, without charge, on the date hereof and hereafter from time to time as requested, such number of copies of the Preliminary Offering Circular and Offering Circular as CSFB, on behalf of the Managers, may reasonably request, and the Issuer will furnish to CSFB, on behalf of the Managers, on the date hereof three copies of the Offering Circular signed by a duly authorised officer of the Issuer;

      (d) if at any time prior to the later of completion (in the view of CSFB) of the distribution of the Notes (which shall be notified by CSFB to the Issuer) and the Closing Date any event shall have occurred as a result of which the Offering Circular, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made when such Offering Circular is delivered, not misleading, the Issuer will notify CSFB, on behalf of the Managers, and, upon request from CSFB, will prepare and furnish without charge to the Managers as many copies as CSFB may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission; the Issuer will not make any amendment or supplement to the Offering Circular without the prior written consent (not to be unreasonably withheld) of CSFB, on behalf of the Managers provided always that if the Issuer is required to publish supplementary listing particulars, nothing in this paragraph 3(d) should prevent it from doing so;

      (e) the Issuer will promptly notify CSFB, on behalf of the Managers, of any material change affecting any of its representations and/or warranties contained herein which occurs prior to payment being made to the Issuer on the Closing Date and will take such steps as may be reasonably practicable and reasonably required by CSFB, on behalf of the Managers, to remedy and/or publicise such material change;



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      (f)  in  connection  with the  application  to list the Notes referred to in paragraph 7, the Issuer will furnish from time to time any and all documents, instruments,
           information   and    undertakings    and   publish   all
           advertisements or other material that may be necessary in order to effect and maintain such listing until none of the Notes is outstanding or until such time as payment in respect of principal and interest in respect of all the Notes has been duly provided for, whichever is earlier; and

      (g) so long as any of the Notes remains outstanding, the Issuer will furnish to CSFB, and to each other Manager who may so request in writing, copies of each document filed by the Issuer with the UKLA or the London Stock Exchange (each as defined in paragraph 7), and copies of financial statements and other periodic reports that the Issuer may furnish generally to holders of its debt securities.

4.    Commissions

      In consideration of the agreement by the Managers to act as the Managers in relation to the issue of the Notes and to subscribe and pay for the Notes, the Issuer shall pay to the Managers a commission of 0.20 per cent. of the principal amount of the Notes for management and underwriting. Such commissions shall be deducted from the subscription monies for the Notes as provided in paragraph 6.

5.    Costs and Expenses

5.1 The arrangements for the payment of expenses of the issue of the Notes have been separately agreed between the Issuer and CSFB, on behalf of the Managers, in a side letter.

5.2 All payments by the Issuer under this Agreement shall be paid without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, imposed by the United States, or by any department, agency or other political subdivision or taxing authority thereof, and all interest, penalties or similar liabilities with respect thereto ("U.S. Taxes"). If any U.S. Taxes are required by law to be deducted or withheld in connection with such payments, the Issuer will increase the amount paid so that the full amount of such payment is received by the payee as if no such deduction or withholding had been made.

5.3 All payments in respect of the costs, fees and expenses referred to in this paragraph shall be satisfied by the Issuer making them to CSFB or as it may direct and the Issuer shall not be concerned with the apportionment of such payments between the Managers.

6.    Closing

      Payment of the net subscription monies for the Notes (namely the Selling Price, less the commission in respect of the Notes referred to in paragraph 4 and less any such amount as may be agreed in respect of the Notes under paragraph 5.1)
      shall be made by CSFB, on behalf of the Managers, by a common depositary for Clearstream Banking, societe anonyme ("Clearstream, Luxembourg") and Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear Bank") acknowledging that it holds the net subscription monies to the


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      account of the Issuer at 10.00 a.m.  hours  (London  time) on
      13th December, 2001 or such other time and/or date as the Issuer and CSFB, on behalf of the Managers, shall determine (the "Closing Date"), against delivery outside the United States and its possessions to the common depositary of a duly executed temporary global Note (the "Temporary Global
      Note"),   initially   representing  the  Notes,  and  a  duly
      executed permanent global Note (the "Permanent Global Note", and together with the Temporary Global Note, the "Global Notes"), each in or substantially in the form set out in the Agency Agreement.

7.    Listing

7.1 The Issuer shall, if it has not already done so, make an application for the Notes to be listed on the official list (the "Official List") maintained by the UK Listing Authority (the "UKLA") and admitted to the London Stock Exchange plc's ("London Stock Exchange") market for listed securities (which together constitute official listing on the London Stock Exchange). In connection with such application, the Issuer shall endeavour to obtain the listing as promptly as practicable and the Issuer shall furnish any and all documents, instruments, information and undertakings that may be necessary or advisable in order to obtain or maintain the listing.

7.2 The Issuer undertakes that it will arrange for the registration of the listing particulars on the date hereof with the Registrar of Companies in accordance with Section 83 of the FSMA.

7.3 If after the preparation of the Offering Circular for submission to the UKLA and before the commencement of dealings in the Notes following their admission to the Official List:

      (a) there is a significant change affecting any matter contained in the Offering Circular whose inclusion was required by section 80 of the FSMA or by the listing rules of the UKLA (the "Listing Rules"); or

      (b)  a  significant   new  matter  arises  the  inclusion  of
           information in respect of which would have been so required if it had arisen when the Offering Circular was prepared,

      the Issuer shall give to CSFB, on behalf of the Managers, full information about the change or matter and shall publish supplementary listing particulars (in a form approved by CSFB acting reasonably) as may be required by the UKLA, and shall otherwise comply with sections 81 and 83 of the FSMA and the Listing Rules in that regard.

7.4 If the Notes cease to be listed on the London Stock Exchange, the Issuer shall use reasonable endeavours to list the Notes, within a reasonable period of time, on a stock exchange to be agreed between the Issuer and CSFB, on behalf of the Managers.

8.    Conditions Precedent

8.1 The obligations of the Managers to subscribe and pay for the Notes are subject to the following conditions precedent:

      (a) the Agency Agreement shall have been executed by all parties thereto on or prior to the Closing Date;

      (b) the official listing of the Notes on the London Stock Exchange (in accordance with paragraph 7.1) shall have occurred on or prior to the Closing Date subject to issue of the Notes;


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      (c)  upon the  signing of this  Agreement  and on the Closing
           Date, there shall have been delivered to CSFB, on behalf of the Managers, comfort letters in the agreed form, dated the date of this Agreement in the case of the first letter and dated the Closing Date in the case of the second letter, from PricewaterhouseCoopers LLP, the auditors to the Issuer;

      (d) on or prior to the Closing Date, there shall have been delivered to CSFB, on behalf of the Managers, opinions, in the agreed form, dated the Closing Date, of:

           (i) Morgan, Lewis & Bockius LLP, legal advisers to the Issuer as to U.S. law; and

           (ii) Allen & Overy, legal advisers to the Managers as to English law;

      (e) at the Closing Date (i) the representations and warranties of the Issuer herein shall be accurate and correct at, and as if made on, the Closing Date; and
           (ii) the Issuer shall have performed all of its obligations hereunder to be performed on or before the Closing Date; and (iii) there shall have been delivered to CSFB, on behalf of the Managers, a certificate, dated as of the Closing Date, of a duly authorised officer of the Issuer to such effect;

      (f) at the Closing Date there shall have occurred no downgrading, nor shall any public announcement have been made of any intended downgrading or placing on creditwatch with negative implications in a rating accorded to any other debt securities of the Issuer by any rating agency; and

      (g) at the Closing Date there shall not have occurred any change in the condition (financial or other), business, properties, prospects or results of operations of the Issuer or the Group from the description thereof set forth in the Offering Circular, which makes it, in the reasonable opinion of CSFB, on behalf of the Managers, impracticable to market the Notes on the terms and in the manner contemplated in the Offering Circular.

8.2 If any of the conditions set forth in paragraph 8.1 is not satisfied on or prior to the Closing Date, the parties hereto shall be released and discharged from their respective obligations hereunder (except for any liability of the Issuer for the payment of costs and expenses as provided in paragraph 5 and except for any liability of any party arising before or in connection with such termination). CSFB, on behalf of the Managers, may at its discretion, however, waive compliance with the whole or any part of paragraph 8.1.

8.3 For the purposes of paragraph 8.1 the "agreed form" means the form initialled for identification by Allen & Overy and Denton Wilde Sapte.


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



9.    Restrictions

9.1 Each Manager acknowledges that, except to the extent indicated in this paragraph 9, no action has been taken or will be taken in any jurisdiction by the Managers that would permit a public offering of the Notes, or possession or distribution of the Offering Circular (in preliminary or final form) or any amendment or supplement thereto or any other offering or publicity material relating to the Notes, in any country or jurisdiction where action for that purpose is required. Each Manager will comply with all applicable laws and regulations in each jurisdiction in which it acquires, purchases, offers, sells or delivers Notes or has in its possession or distributes the Offering Circular (in preliminary or final form) or any amendment or supplement thereto or any other offering material, in all cases at its own expense. The Issuer will have no responsibility for obtaining, and each Manager will obtain, any consent, approval or permission required by it for the acquisition, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any acquisition, offer, sale or delivery. No Manager is authorised to make any representation or use any information in connection with the issue, subscription and sale of the Notes other than as contained in the Offering Circular (in final form) or any amendment or supplement thereto.

9.2 Each Manager acknowledges that the Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Manager represents and agrees that it has not offered and sold the Notes, and will not offer and sell the Notes (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, except in accordance with
      Rule 903 under the Securities Act. Accordingly, neither such Manager nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Notes, and such Manager, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Each Manager agrees that, at or prior to confirmation of sale of the Notes, such Manager will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Notes from it during the distribution compliance period a confirmation or notice to substantially the following effect:

           "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the date of the commencement of the offering and the Closing Date, except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S."

      Terms used in this sub-paragraph have the meanings given to them by Regulation S.

9.3   (a)  Except  to the  extent  permitted  under  United  States
           Treas. Reg.ss.1.163-5(c)(2)(i)(D) (the "D Rules"), each of the Managers represents and agrees that it (A) has not offered or sold, and during the restricted period will not offer or sell, Notes to a person who is within the United States or its possessions or to a United States person, and (B) has not delivered and will not deliver within the United States or its possessions definitive Notes that are sold during the restricted period.


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(b)   Each of the  Managers  represents  and agrees that it has and throughout  the  restricted  period  will have in effect
           procedures   reasonably  designed  to  ensure  that  its
           employees or agents who are directly engaged in selling Notes are aware that such Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules.

(c)   Each  of  the  Managers   that  is  a  United  States  person
           represents that it is acquiring the Notes for purposes of resale in connection with their original issuance and if it retains Notes for its own account, it will only do so in accordance with the requirements of United States Treas. Reg.ss.1.163-5(c)(2)(i)(D)(6).

(d)   With respect to each  affiliate  of a Manager  that  acquires
           Notes from one or more of the Managers for the purpose of offering or selling such Notes during the restricted period, such Manager (A) repeats and confirms the representations and agreements contained in paragraphs 9.3(a), (b) and (c) on its behalf or (B) agrees that it will obtain from such affiliate for the Issuer's benefit the representations and agreements contained in paragraphs 9.3(a), (b) and (c).

(e)   Each  of the  Managers  represents  and  agrees  that it will obtain from any distributor (within the meaning of United States Treas. Reg. ss.1.163-5(c)(2)(i)(D)(ii)) that purchases any of the Notes from one or more of the Managers (except a distributor who is an affiliate of such Manager), for the benefit of the Issuer and such Manager, an agreement to comply with the provisions, representations and agreements contained in this sub-paragraph, as if such distributor were a Manager hereunder.

      Terms used in this sub-paragraph have the meanings given to them by the Internal Revenue Code of 1986, as amended and regulations thereunder, including the D Rules.

9.4   Each Manager represents and agrees that:

      (a) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to admission of the Notes to listing in accordance with
           Part VI of the FSMA except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended) or the FSMA;

      (b) it has only issued or passed on in the United Kingdom, before the repeal of Section 57 of the Financial Services Act 1986 (the "FSA"), any document received by it in connection with the issue of the Notes, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the FSA, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to


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


           whom the document may otherwise lawfully be issued or passed on and, after the repeal of Section 57 of the
           FSA, it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in circumstances in which
           Section  21(1) of the FSMA does not apply to the Issuer;
           and

      (c) it has complied and will comply with all applicable provisions of the FSA and, after it is brought into force, the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

9.5 Each Manager undertakes that it will not, directly or indirectly, offer to sell any Notes or distribute or publish any offering circular, prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of Notes by it will be made on the same terms.

9.6 Each Manager undertakes to the Issuer that if the Issuer or any of its directors, officers and/or persons who control the Issuer for the purposes of Section 15 of the Securities Act incurs any loss, liability, cost, claim, action, demand or expenses (including, but not limited to, all reasonable costs, charges or expenses paid or incurred in disputing any of the foregoing) (a "Loss") as a result of or in relation to any failure by that Manager to observe any of the above restrictions or requirements in this paragraph 9, such Manager shall pay to the Issuer on demand an amount equal to that Loss, provided that in the case of any Loss arising from the sale of any Notes to any person believed in good faith by that Manager, on reasonable grounds and after making reasonable investigations, to be a person to whom the Notes could legally be sold or to whom any material could lawfully be given in compliance with the above restrictions and requirements the liability of the Manager for that Loss shall be limited to the amount of Loss that would have been recovered had the action been one for breach of the relevant undertaking rather than in respect of this indemnity. The provisions of clause 2.2 with respect to the conduct and settlement of actions shall apply, mutatis mutandis, to this indemnity.

10.   Termination

10.1 Notwithstanding anything contained herein, CSFB, on behalf of the Managers, may, by notice to the Issuer given at any time prior to payment of the net subscription monies for the Notes to the Issuer, terminate this Agreement in any of the following circumstances:

(a)   if there  shall have come to the notice of the  Managers  any material breach of, or any event rendering untrue or incorrect in any material respect, any of the warranties and representations contained in paragraph 2 or any material failure to perform any of the Issuer's undertakings or agreements in this Agreement;

      (b) if any of the conditions specified in paragraph 8 has not been satisfied or waived by the Managers; or

      (c) if, in CSFB's opinion, there shall have been since the date of this Agreement such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market.



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10.2  Upon such notice being given this Agreement  shall  terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except that (i) the Issuer shall remain liable under paragraph 5.1 for the payment of the costs and expenses already therein
      referred   to  and   incurred  or   reasonably   incurred  in
      consequence of such termination and (ii) the parties shall remain liable in respect of any obligations arising before or in connection with such termination.

11.   Survival of Representations and Obligations

      The representations, warranties, agreements, undertakings and indemnities herein shall continue in full force and effect notwithstanding completion of the arrangements for the subscription and issue of the Notes.

12.   Notices

      Any notice or notification in any form to be given by the Managers to the Issuer may be delivered in person or sent by letter or facsimile transmission (in the case of notification by facsimile transmission with subsequent confirmation by letter provided, however, that the absence of such confirmation shall not affect the validity of the original notification) addressed to it at 570W, College Avenue, York, Pennsylvania 17405-0872 (Attention: Brian Addison, Secretary, facsimile: 001 717 8494753, ).

      Any notice or notification to the Managers shall be addressed to them, c/o Credit Suisse First Boston (Europe) Limited, One Cabot Square, London E14 4QJ, England (Attention:Debt Capital Markets, facsimile: 020 7516 3716).

      Any such notice shall take effect, in the case of a letter, at the time of delivery. In the case of facsimile transmission at the time of receipt and in the case of a telex on receipt of an answerback confirmation by the sender.

13.   Governing Law

      This  Agreement   shall  be  governed  by  and  construed  in
      accordance with English law.

      In relation to any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings") the Issuer and each of the Managers irrevocably submits to the non-exclusive jurisdiction of the courts of England and waives any objection to Proceedings in such courts whether on the grounds that the Proceedings have been brought in an inconvenient forum or otherwise. This submission shall not affect the right of any of the parties to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any court of competent jurisdiction preclude any of them from taking Proceedings in any other court of competent Jurisdiction (whether concurrently or not).

      The Issuer irrevocably appoints Denton Wilde Sapte of 1 Fleet Place, London EC4M 7WS as its authorised agent for service of process in England. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

14.   Counterparts

      This   Agreement   may  be   executed   in  any   number   of
      counterparts, each of which shall be deemed an original.


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15.   CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

      A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

Please  confirm  that  this   Agreement   correctly  sets  out  the
arrangements agreed between us.

Yours faithfully


DENTSPLY INTERNATIONAL INC.

By:   JOHN C. MILES II



To:   DENTSPLY INTERNATIONAL INC.


We confirm that the foregoing Agreement correctly sets out the arrangements agreed between us.

Yours faithfully

CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED

By:   ANDREA GULL



UBS AG, ACTING THOUGH ITS BUSINESS GROUP UBS WARBURG;
ABN AMRO BANK N.V.
FIRST UNION SECURITIES, INC.
TOKYO-MITSUBISHI INTERNATIONAL PLC



By:   ANDREA GULL



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